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                                                                   Exhibit 10.18


                           AGREEMENT BETWEEN OWNER AND
                                    ARCHITECT

AGREEMENT made as of the 2nd day of October, 2003.


BETWEEN the Owner:             Dry Creek Rancheria Band of Pomo Indians
                               Attn: Elizabeth Elgin DeRouen,
                               Tribal Chairperson
                               P.O. Box 607
                               Geyserville, CA 95441

and the Architect:             FFKR Architects/Planners II
                               730 Pacific Avenue
                               Salt Lake City, Utah 84104

For the following Project:     RIVER ROCK CASINO STRUCTURED PARKING: A
                               Project consisting of a Parking Structure with a capacity of approximately 1,350 automobiles. Total project cost expected to not exceed $36,000,000 (thirty six million dollars). Final Guaranteed Maximum Price
                               (GMP) and Project Schedule to be
                               established by General Contractor.

The Owner and the Architect agree as set forth below:



                        TERMS AND CONDITIONS OF AGREEMENT
                           BETWEEN OWNER AND ARCHITECT

                                    ARTICLE 1

                          ARCHITECT'S RESPONSIBILITIES

1.1 ARCHITECT'S SERVICES

1.1.1 The Architect's services consist of those Basic Services and other services to be performed by the Architect, Architect's employees and Architect's consultants as enumerated in Articles 2, 3 and 11 of this Agreement, and as otherwise required in this Agreement.

1.1.2 The Architect's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Work. The Architect shall submit for the Owner's approval a schedule for the performance of the Architect's services ("Schedule"), which may be adjusted as the Project proceeds, and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by the approved Schedule shall not, except for reasonable cause, be exceeded by the Architect or Owner. The Architect agrees to provide sufficient resources to meet the design schedule and to


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coordinate and cooperate with the persons and entities retained by the
Contractor to provide the electrical and mechanical engineering designs, Drawings and/or Specifications for the Project and their employees and agents (collectively, the "Design-Build Consultants") consistent with the terms of this Agreement. The Owner and Architect acknowledge and agree that the Architect's services required by this Agreement are in part dependent upon and must be coordinated with the services to be performed by the Design-Build Consultants, which will be retained by the Contractor. Since the Architect shall have no control or right of control over the work or schedules of the Design-Build Consultants, or any responsibility therefor beyond coordination responsibilities, the Architect shall not be responsible or liable for any delay in the performance of the Architect's services or any delay in the Work caused solely by the Design-Build Consultants. The Owner acknowledges that the Owner and Contractor are solely responsible for determining the Construction Schedule and the Scheduled Completion Date.

1.1.3 The services covered by this Agreement are subject to the time limitations contained in Subparagraph 10.5.1.

                                    ARTICLE 2

                       SCOPE OF ARCHITECT'S BASIC SERVICES

2.1 DEFINITION

2.1.1 The Architect's Basic Services consist of those described in Paragraphs
2.2 through 2.6 and any other services identified in Article 11 as part of Basic Services.

2.1.2 Prior to executing this Agreement the Owner engaged the Architect to commence Programming and design studies of the Project, including limited preliminary structural and civil engineering analysis. With the approval of the Owner, the Architect engaged URS Corporation (structural engineering) and Oberkamper Associates (civil engineering). The Owner has now chosen to contract with Swinerton Builders as general contractor of the Project ("Contractor") and as the Design-Builder of the electrical and mechanical systems, materials and other elements of the Project. The Contractor currently intends to engage Cupertino Electrical (electrical engineering) and Western Plumbing and Heating (mechanical engineering) to provide the electrical and mechanical engineering for the Project. The Owner acknowledges and agrees that the Contractor and the Design-Build Consultants will not be permitted by Owner to use or rely upon any of the limited structural, electrical or mechanical analysis of the Architect's above-named consultants and shall be solely responsible and liable for the electrical and mechanical designs of the Project, including compliance of such designs with all applicable Federal, state and local laws, codes, ordinances and regulations. It is agreed that the Architect shall have no responsibility or liability whatsoever for the Schematic Design Documents, Design Development Documents, Construction Documents or other documents describing the electrical or mechanical systems, materials or other elements for the Project and shall have no responsibility or liability whatsoever for the accuracy or adequacy of such documents, systems, materials or elements or their compliance with applicable laws, codes, ordinances or regulations. The Architect's services pursuant to this Agreement shall be limited to architectural and structural systems and materials ("Architectural Work"). The Architect and Design-Build Consultants shall issue separate Working Drawings and Specifications,


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which the Contractor may, for its own convenience and the convenience of its
Subcontractors, combine as one set of Working Drawings and Specifications. The Architect shall have no responsibility or liability for the coordination of the Designs, Drawings or Specifications of the Design-Build Consultants, each in terms of the other. This responsibility and liability shall rest solely with the Contractor and the Design-Build Consultants. The Architect's sole responsibility for coordination shall be a shared responsibility to work in conjunction with the Contractor and the Design-Build Consultants to coordinate the Architect's and the Architect's Structural and Civil Consultant's architectural, structural and civil Designs, Drawings and Specifications (the "Architectural Design") with the electrical and mechanical Designs, Drawings and Specifications of the Design-Build Consultants. In the performance of this coordination, the Architect shall be entitled to assume that the Design-Build Consultants have coordinated their designs, Drawings and Specifications, each in terms of the other, and shall be entitled to rely upon the accuracy and completeness of such coordination, without any duty or responsibility for the verification thereof. Using the Construction Specification Institute 16 division format for construction specifications, the "Architectural Design" shall include the preparation of Division 1 (General Requirements - Architectural, Structural and Civil Work), Division 2 (Site Work - Architectural and Structural and Civil
Work), Division 3 (Concrete - Architectural, Structural and Civil Work), Division 4 (Masonry - Architectural, Structural and Civil Work), Division 5 (Metals - Architectural, Structural and Civil Work), Division 6 (Wood and Plastics - Architectural, Structural and Civil Work), Division 7 ('Thermal and Moisture Protection - Architectural, Structural and Civil Work), Division 8 (Doors and Windows - Architectural, Structural and Civil Work), Division 9 (Finishes - Architectural, Structural and Civil Work), Division 10 (Specialties
- Architectural, Structural and Civil Work), Division 11 (Equipment - Architectural, Structural and Civil Work), Division 12 (Furnishings - Architectural, Structural and Civil Work) and Division 14 (Conveying Systems - Architectural, Structural and Civil Work). The Design-Build Consultants shall be responsible for the preparation of Division 1 (General Requirements - Electrical and Mechanical Work), Division 2 (Site Work - Electrical and Mechanical Work), Division 3 (Concrete - Electrical and Mechanical Work), Division 4 (Masonry - Electrical and Mechanical Work), Division 5 (Metals - Electrical and Mechanical
Work), Division 8 (Doors and Windows - Electrical and Mechanical Work), Division 10 (Specialties - Electrical and Mechanical Work), Division 11 (Equipment - Electrical and Mechanical Work), Division 12 (Furnishings - Electrical and Mechanical Work), Division 14 (Conveying Systems - Electrical and Mechanical
Work), Division 15 (Mechanical Work) and Division 16 (Electrical Work). It is agreed that the Architect shall have no responsibility or liability whatsoever for construction phase administration of the electrical or mechanical Work, except to the extent that such Work must be coordinated and interfaced with the Architectural Work. The construction phase administration of the electrical and mechanical Work shall be solely the responsibility and liability of the Design-Build Consultants to be retained by the Contractor specifically for this purpose.

2.1.3 The Owner acknowledges that the decision to use the design-build method of construction for the electrical and mechanical Work was the option chosen by the Owner after consultation with the Contractor to reduce overall costs of construction and design. The Owner further acknowledges that the Design-Build Consultants have been chosen by Contractor with the approval of the Owner and that the Architect has not selected or recommended the Design-Build Consultants and has not represented, warranted or otherwise expressed an opinion that the Design-Build Consultants by reason of professional

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background or experience are competent to perform the design or construction administration services to be required of them, as described in this Agreement.

2.1.4 The Architect agrees as a Basic Service to review and consult with the Owner regarding exposed to view electrical and mechanical elements of the Project, but such review and consultation shall be limited to the appearance of such elements and to compliance of such elements with the architectural design concept of the Project. The Architect will not review, and shall have no duty or responsibility to review the technical adequacy or appropriateness of such elements.

2.2 DESIGN PHASE

2.2.1 The Architect and the Owner have mutually created the Program which describes the Project and have a mutual understanding of the requirements of the program.

2.2.2 The Architect shall review with the Owner proposed site use and selection of the architectural systems, materials and other elements of the Project, including alternative approaches to design and construction of such systems, materials and elements.

2.2.3 Based on the mutually agreed-upon Program, Schedule and construction budget requirements, the Architect shall prepare, for approval by the Owner, an Architectural Design consisting of drawings, models, and other documents illustrating the scale and relationship of the Project as to architectural, structural and civil systems, materials and such other elements and to more fully fix and describe the size and character of the Project as to the architectural, structural and civil systems, materials and such other elements as may be appropriate.

2.3 CONSTRUCTION DOCUMENTS PHASE

2.3.1 Based on the approved Architectural Design Documents and any further adjustments in the scope or quality of the Project or in the construction budget, the Architect shall prepare, for approval by the Owner, Architectural Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project, including architectural, structural and civil systems, materials and such other elements as may be appropriate ("Architectural Work"). Architectural Work shall not include those systems and elements that are to be provided by the Design-Build Consultants.

2.3.2 The Architect will exercise ordinary professional skill and care to design the Architectural Work in compliance with applicable Federal, state and local laws, codes, ordinances and regulations.

2.3.3 This Project will use the fast-track method of construction. The Owner and Architect acknowledge and agree that the Architectural Construction Documents will be issued in multiple bid packages, that construction will commence before the Architectural Design is completed and that while this method of construction has the advantage of reducing financing and other costs of the Owner, it increases the risks of design and coordination errors and could increase the number of Change Orders.




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2.3.4 The Architect shall assist the Owner in connection with the Owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Architectural Work.

2.3.5 The Architectural Construction Documents shall include all Drawings and Specifications required to obtain all Architectural permits and approvals necessary to complete the construction of the Architectural Work.

2.4 BIDDING OR NEGOTIATION PHASE

2.4.1 The Architect, following the Owner's approval of the Architectural Construction Documents for discrete portions of the Work, shall assist the Owner in reviewing bids or negotiated proposals obtained by the Contractor on such portions of the Work, as well as answer questions and respond to requests for information in connection with such bids.

2.5 CONSTRUCTION PHASE-ADMINISTRATION OF THE CONSTRUCTION CONTRACT

2.5.1 The Architect's responsibility to provide Basic Services for the Construction Phase under this Agreement commences with the award of the Contract for Construction and terminates at the earlier of the issuance to the Owner of the final Certificate for Payment or 60 days after the date of Substantial Completion of the Architectural Work, unless extended under the terms of Subparagraph 9.3.3.

2.5.2 The Architect shall provide administration of the Contract for Construction as set forth below and in AlA Document A201-1997, General Conditions of the Contract for Construction, as modified by the Owner and Contractor. To the extent that the General Conditions are not inconsistent with this Agreement, the terms of the General Conditions shall control. In the event there is any conflict between the provisions of this Agreement and the terms of the Contract for Construction or the General Conditions of the Contract for Construction, the terms of this Agreement shall control as such terms relate to the Architect. The Owner shall submit the Contract for Construction and the General Conditions of the Contract for Construction to the Architect for its review prior to entering into an Agreement with the Contractor.

2.5.3 Duties, responsibilities and limitations of authority of the Architect shall not be restricted, modified or extended without written agreement of the Owner and Architect.

2.5.4 The Architect shall be a representative of and shall advise and consult with the Owner (1) during construction until final payment to the Contractor is due, and (2) as an Additional Service at the Owner's direction from time to time during the correction period described in the Contract for Construction. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written instrument.

2.5.5 The Architect shall visit, review and observe the site at intervals appropriate to the stage of construction or as otherwise agreed by the Owner and Architect in writing to become generally familiar with the progress and quality of the Architectural Work



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completed and to determine in general if the Architectural Work is being performed in a manner indicating that the Architectural Work when completed will be in accordance with the Architectural Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Architectural Work. On the basis of on-site observations as an architect, the Architect shall keep the Owner informed of the progress and quality of the Architectural Work, and shall endeavor to guard the Owner against defects and deficiencies in the Architectural Work. The Architect shall promptly submit to the Owner a written report of the results of each such site visit. The Architect will exercise reasonable care and diligence in discovering and promptly reporting to the Owner defects or deficiencies in the Architectural Work. The Architect shall perform such visits to the site of the Architectural Work only with competent personnel who are experienced in such tasks and reasonably acceptable to the Owner. The Owner will engage, or the Construction Contract will require that Contractor engage, the Design-Build Consultants or independent electrical and mechanical engineering consultants to make periodic on-site observations as appropriate to the stage of construction of the electrical and mechanical Work on the Project. The Architect shall have no duty or responsibility whatsoever to make periodic on-site observations of the electrical or mechanical Work, to check the quality or quantity of such Work, to discover or to report to the Owner defects or deficiencies in such Work, to inform the Owner of the progress and quality of such Work, or to endeavor to guard the Owner against defects and deficiencies in such Work; nevertheless the Architect shall report to the Owner any defects or deficiencies in such Work as are actually known to be such by the Architect.

2.5.6 The Architect shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor's responsibility under the Contract for Construction. The Architect shall not be responsible for the Contractor's schedules or failure to carry out the Work in accordance with the Contract Documents, unless Architect's provision of services impacts Contractor's schedule. The Architect shall not have control over or charge of acts or omissions of the Contractor, Subcontractors, or their agents or employees or of any other persons performing portions of the Work.

2.5.7 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

2.5.8 Except as may otherwise be provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall communicate through the Architect with regard to the Architectural Work, provided that Owner shall be copied on all written communications between Contractor and Architect. Communications by and with the Architect's consultants shall be through the Architect.

2.5.9 Based on the Architect's observations of the Work and evaluations of the Contractor's Applications for Payment, the Architect shall review and certify the amounts due the Contractor for the Work.

2.5.10 The Architect's certification for payment shall constitute a representation to the Owner, based on the Architect's observations of the Work at the site as provided in Subparagraph 2.5.5 and on the data comprising the Contractor's Application for Payment,


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that, to the best of the Architect's knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Architectural Work for general conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment shall further constitute a representation that the Contractor is entitled to payment for the Work in the amount certified. However, the issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum. The Architect's Certificate for Payment shall not be a representation that the quality of the electrical or mechanical Work is in accordance with the Contract Documents or that the electrical or mechanical systems, materials or other Design-Build elements are adequate or comply with applicable laws, codes, ordinances or regulations.

2.5.11 The Architect shall have authority to recommend to the Owner the rejection of Architectural Work which does not conform to the Architectural Contract Documents. Whenever the Architect considers it necessary or advisable for implementation of the intent of the Architectural Contract Documents, the Architect will have authority to recommend that the Owner require additional inspection or testing of the Architectural Work in accordance with the provisions of the Architectural Contract Documents, whether or not such Architectural Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons performing portions of the Work.

2.5.12 The Architect shall review and take other appropriate action upon Contractor's submittals for the Architectural Work such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Architectural Contract Documents. The Architect's action shall be taken with such reasonable promptness as to cause no unreasonable delay in the Contractor's Work or in construction by the Owner or by Owner's separate contractors, while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of details such as dimensions and quantities or for substantiating instructions for installation or performance of equipment or systems designed by the Contractor, all of which remain the responsibility of the Contractor to the extent required by the Contract Documents. The Architect's review shall not constitute a review or approval of safety precautions or, unless otherwise specifically stated by the Architect, of construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component. When professional certification of performance characteristics of materials, systems or equipment is required by the Architectural Contract Documents, the


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Architect shall be entitled to rely upon such certification to establish that the materials, systems or equipment will meet the performance criteria required by the Architectural Contract Documents. The Architect shall have no duty or responsibility whatsoever to review or to take any action upon the Contractor's submittals for the electrical or mechanical Work such as Shop Drawings, Product Data and Samples. The Contractor's submittals for the electrical and mechanical Work shall be submitted directly to the Design-Build Consultants or to independent consultants retained by the Owner, if any, for review and appropriate action. A copy of such Contractor's submittal and any action taken by consultants reviewing such submittals shall be provided to the Architect for informational and coordination purposes only.

2.5.13 The Architect shall prepare, or shall review and sign or take other appropriate action on, Change Orders and Construction Change Directives with regard to the Architectural Work, with supporting documentation and data if deemed necessary by the Architect with respect to the Architectural Work as provided in Subparagraphs 3.1.1 and 3.3.3, for the Owner's approval and execution. The Architect shall review and make recommendations to Owner or take other appropriate action on Change Orders and Construction Change Directives with regard to the mechanical or electrical Work with supporting documentation and data if deemed necessary by the Architect, for the Owner's approval and execution. The Architect may authorize minor changes in the Architectural Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are not inconsistent with the intent of the Architectural Contract Documents. Such changes shall be effected by written order issued by the Architect.

2.5.14 The Architect shall conduct inspections to determine the date and dates of Substantial Completion and the date of final Completion of the Architectural Work, shall receive and forward to the Owner for the Owner's review and records written warranties and related documents required by the Architectural Contract Documents for the Architectural Work and assembled by the Contractor, and shall issue a final Certificate for Payment for the Architectural Work upon compliance of the Architectural Work with the requirements Of the Architectural Contract Documents. The Architect shall, with the assistance of mechanical and electrical peer reviewers engaged by it, conduct inspections of the electrical and mechanical Work to determine the date or dates of Substantial Completion and the date of final completion of such Work. The Owner shall require, through the Construction Contract, that the Design-Build Consultants submit Certificates of Substantial Completion and Certificates of Final Completion of their respective portions of the Work to the Owner, with a copy to the Architect. The Architect shall, with the assistance of mechanical and electrical peer reviewers engaged by it, verify the accuracy and completeness of such certifications.

2.5.15 The Architect shall interpret and make recommendations concerning performance of the Owner and Contractor under the requirements of the Architectural Contract Documents on written request of either the Owner or Contractor. The Architect's response to such requests shall be made with reasonable promptness. The Architect shall have no duty or responsibility to interpret or to make recommendations concerning performance of the Owner and Contractor under the requirements of the Contract Documents describing the electrical or mechanical Work.


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2.5.16 Interpretations and recommendations of the Architect shall be consistent with the intent of and reasonably inerrable from the Architectural Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and recommendations, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or recommendations so rendered in good faith.

2.5.17 The Architect's recommendations on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Architectural Contract Documents and accepted by the Owner.


2.5.18 The Architect shall render written recommendations within a reasonable time on all claims, disputes or other matters in question between the Owner and Contractor relating to the execution or progress of the Architectural Work as provided in the Architectural Contract Documents. If such recommendations are not implemented, such claims, disputes or other matters in question may be subject to litigation.

2.5.19 The Architect, in cooperation with the Design-Build Consultants, shall prepare a set of reproducible record drawings showing significant changes in the Architectural Work made during construction based on marked-up prints, drawings, and other data furnished by the contractor to the Architect.

                                    ARTICLE 3

                               ADDITIONAL SERVICES

3.1 GENERAL

3.1.1 The services described in this Article 3 are not included in Basic Services unless so identified in Article 11, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described under Paragraphs 3.2 and 3.3 shall only be provided if authorized or confirmed in writing by the Owner and, with respect to the services described in Subparagraphs 3.3.12 and 3.3.16, if the Architect agrees to perform such services. Notwithstanding anything to the contrary in this Agreement, Owner shall not be responsible to pay and the Architect shall not be entitled to receive reimbursement or compensation for any Additional Services if such services were required due to the fault of the Architect or the Architect's failure to perform in accordance with the terms of this Agreement.

3.2 PROJECT REPRESENTATION BEYOND BASIC SERVICES

3.2.1 If more extensive representation at the site than is described in Subparagraph 2.6.5 is required by the Owner, the Architect shall provide one or more Project Representatives approved by Owner to assist in carrying out such additional on-site responsibilities.

3.2.2 Project Representatives shall be selected, employed and directed by the Architect, and the Architect shall be compensated therefor as agreed by the Owner and

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Architect. The duties, responsibilities and limitations of authority of Project
Representatives shall be as agreed at the time of the request for these additional services.

3.2.3 Through the observations by such Project Representatives, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Architectural Work, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Architect as described elsewhere in this Agreement.

3.3 ADDITIONAL SERVICES

3.3.1 Making revisions in Architectural Drawings, Specifications or other documents when such revisions are:

         1. Inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget;

         2. Required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

         3. Due to changes required as a result of the Owner's failure to render decisions in a timely manner.

         4. Due to modifications or changes to previously approved and coordinated Architectural Work made necessary by changes in the Work and/or designs of the Design-Build Consultants.

3.3.2 Providing services required because of significant changes in the Project including, but not limited to, size, quality, complexity, the Owner's schedule, or the method of bidding or negotiating and contracting for construction.

3.3.3 Preparing Architectural Drawings, Specifications and other documentation and supporting data, evaluating Contractor's proposals, and providing other services in connection with Change Orders and Construction Change Directives. Work performed by Architect or its consultants to clarify or explain a detail or condition in the Architectural Contract Documents shall be considered an element of Architect's service, and no payment for extra services will be made.

3.3.4 Providing services in connection with evaluating substitutions proposed by the Contractor and making subsequent revisions to Architectural Drawings, Specifications and other documentation resulting therefrom.

3.3.5 Providing consultation concerning replacement of Architectural Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.6 Providing services made necessary by the termination or default of the Contractor, by major defects or deficiencies in the Architectural Work of the Contractor, or



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by failure of performance of either the Owner or Contractor under the Contract for Construction.

3.3.7 Providing services in evaluating an extensive number of claims submitted by the Contractor or others in connection with the Architectural Work.

3.3.8 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding except where the Architect is party thereto.

3.3.9 Providing analyses of the Owner's needs and programming the Architectural requirements of the Project.

3.3.10 Providing financial feasibility or other special studies.

3.3.11 Providing planning surveys, site evaluations or comparative studies of prospective sites.

3.3.12 Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or to others having jurisdiction over the Project.

3.3.13 Providing services relative to future facilities, systems and equipment.

3.3.14 Providing services to investigate existing conditions or facilities or to make measured drawings thereof.

3.3.15 Providing services to verify the accuracy of drawings or other information furnished by the Owner.

3.3.16 Providing coordination of construction performed by separate contractors or by the Owner's own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.17 Providing services in connection with the work of a construction manager or separate consultants retained by the Owner.

3.3.18 Providing detailed estimates of Construction Cost.

3.3.19 Providing detailed quantity surveys or inventories of material, equipment and labor.

3.3.20 Providing analyses of owning and operating costs.

3.3.21 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

3.3.22 Providing services for planning tenant or rental spaces.

3.3.23 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.



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3.3.24 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

3.3.25 Providing services after issuance to the Owner of the final Certificate for Payment for the Architectural Work, or in the absence of a final Certificate for Payment, more than 60 days after the date of Substantial Completion of the Work.

3.3.26 Providing services of consultants for other than architectural, structural, civil, landscape architectural, traffic engineering and mechanical and electrical peer review portions of the Project provided as a part of Basic Services.

3.3.27 Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.

                                    ARTICLE 4

                            OWNER'S RESPONSIBILITIES

4.1 The Owner shall provide full written information regarding requirements for the Project which shall set forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements.

4.2 The Owner shall establish and update an overall budget for the Project, including the Construction Cost, the Owner's other costs and reasonable contingencies related to all of these costs.

4.3 If requested by the Architect, the Owner shall furnish evidence that financial arrangements have been made to fulfill the Owner's obligations under this Agreement.

4.4 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's services. Owner may change the representative authorized to act on its behalf from time to time by notice to Architect.

4.5 The Owner shall reimburse the Architect for all reasonable expenses incurred to obtain on behalf of the Owner surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, flood plains, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a project benchmark.

4.6 The Owner shall reimburse the Architect for all reasonable expenses incurred by obtaining on behalf of the Owner the services of Geotechnical engineers. Such services may include but are not limited to test bores, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials and hazardous materials storage, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

4.6.1 The Owner shall furnish the services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Architect and are set forth in this Agreement.

4.7 The Owner shall furnish structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents. The Architect shall have no responsibility, but shall cooperate with Owner if requested, to review or to comment upon any tests, inspections or reports of any structural, electrical, mechanical or civil systems, materials or other elements including, but not limited to, reports of geotechnical engineers, soil density or compaction tests, tests of concrete mix designs or concrete mixes delivered to the site, compressive strength tests of concrete, inspections or reports of steel or rebar placement or inspections or tests of welds or structural connections.

4.8 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including auditing services the Owner may require to verify the Contractor's Applications for Payment or to ascertain how or for what purposes the Contractor or any Subcontractor has used the money paid by or on behalf of the Owner.

4.9 The services, information, surveys and reports required by Paragraphs 4.5 through 4.8 shall be furnished at the Owner's expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof, provided, however, if Architect has knowledge or information that any of the foregoing is not accurate or complete, Architect shall promptly give notice thereof to Owner.

4.10 Prompt written notice shall be given by the Owner to the Architect if the Owner becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents. Similarly, Architect shall give Owner prompt written notice or any of the foregoing when Architect becomes aware of same.

4.11 The proposed language of any certificates or certifications requested of the Architect or Architect's consultants shall be submitted to the Architect for review and approval at least 14 days prior to execution. The Owner shall not request certifications that would require knowledge or services beyond the scope of this Agreement or which would constitute a warranty, as opposed to a statement of professional opinion.

4.12 The Owner shall retain, or the Construction Contract will require that Contractor retain, the Design-Build Consultants or independent consultants during the construction phase of the Project to perform construction phase administration of the electrical and mechanical Work of the Project. Notwithstanding Architect's agreement to assist Owner in respect of the contract administration of the Construction Contract pursuant to Article 2 hereof, these consultants shall be required to make periodic on-site observations of the construction of such portions of the Work, to review and take appropriate action upon Contractor's submittals for such portions of the Work, to prepare Change Orders and Construction Change Directives with regard to such portions of the Work, to issue Certificates for Payment for such portions of the Work, to certify to the date or dates of Substantial Completion and the date of final completion of such portions of the Work, and to perform all other construction administration services with regard to such portions of the Work as is required by the Contract for Construction between the Owner and Contractor and the General Conditions thereof.

4.13 The Owner shall provide the Architect with a copy of any agreement regarding the Project between the Owner and Contractor or between the Owner and any Owner's consultants or representatives to the extent they pertain to the Architect's duties or responsibilities under this Agreement.

                                    ARTICLE 5

                          USE OF ARCHITECT'S DRAWINGS,
                       SPECIFICATIONS AND OTHER DOCUMENTS

5.1 The Drawings, Specifications and other instruments of professional service prepared by and on behalf of the Architect pursuant to this Agreement specifically for this Project (the "Instruments of Service") shall, upon completion and payment of related fees, become the property of the Owner. If Owner should use or allow the use of the Instruments of Service without Architect's participation on a subsequent project or on any material modification or extension of the subject Project, or if Owner should use or allow the use of incomplete documents in respect of the Project, then Owner shall assume all risks attendant to such use and waive any related liability against Architect and Architect's consultants, if any, and their respective principals and employees, and shall to the fullest extent allowed by law release, indemnify, defend and hold harmless Architect and Architect's consultants, if any, and their respective principals and employees, from and against any and all claims, liability, costs and/or loss related to such use, including claims, liability, costs and/or loss involving actual or alleged "active negligence" with respect to design services only or "design defect." The foregoing notwithstanding, Architect may at all times retain possession of any and all Instruments of Service fixed in any electronic medium, and copies of said Instruments of Service provided to Owner shall have all indicia of Architect's involvement removed and any and all risks attendant to the automated conversion of information and data from said Instruments of Service to alternative formats or other electronic mediums shall be at Owner's role risk. Architect shall not, without the prior written consent of the Owner, use or allow to be used the Architect's Construction Drawings of the Project for any other project.

5.2 All information, discussions, memoranda and all documents developed or prepared by Architect or Owner or any of their respective consultants or representatives for this Project, or made available by Owner to Architect or any of its consultants or representatives (collectively, "Confidential Information"), are strictly confidential and shall not be used by Architect any of its consultants or representatives for any other job or work nor disclosed or discussed with any persons whomsoever, directly or indirectly, in whole or in part, except as required to perform the obligations of Architect hereunder, without Owner's prior written approval. Notwithstanding the foregoing, this provision shall not apply to any information, data or work product previously known to the Architect, its consultants or representatives under circumstances not related to the Project, and, further, this provision shall not apply to information in any form that is in the public domain, nor shall it restrict the Architect from giving notices required by law or complying with an order to provide information or data when so ordered by a court, administrative agency or other legitimate authority, or if disclosure is reasonably necessary for the consultant to defend itself from any legal action or claim.

5.3 Architect agrees not to make, copy or place any confidential information in documentary or other written or representational form without properly marking same with the legend "PROPERTY OF DRY CREEK RANCHERIA BAND OF POMO INDIANS - CONFIDENTIAL NOT TO BE DISCLOSED".

5.4 Architect agrees to take any and all action, appropriate by instructions, agreement or otherwise to and with all of its employees, representatives or others to whom any confidential information may be disclosed to act in accordance with the terms of this Agreement and agrees to take such protective measures as may be reasonably necessary to preserve the confidentiality of the confidential information.

5.5 Upon expiration or termination of this Agreement and/or upon the request of the Owner, and provided Architect has been fully paid for its services hereunder, Architect agrees to return to Owner promptly all confidential information in Architect's or any of its representatives' or consultants' possession or under any of their control including any materials or documentation created by it containing or referencing or using in any manner or form whatsoever any confidential information and Contractor or any of its representatives or consultants shall not retain any copies thereof without Owner's prior written consent.

5.6 Architect agrees and acknowledges that all of the terms and provisions of this Article 5 are necessary to preserve the confidential information of Owner and to avoid any conflict of interest that may arise in the future in connection with Architect performing services for any third party.

5.7 Submission or distribution of documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the Architect's reserved rights.

                                    ARTICLE 6

                            DISPUTES AND LIABILITIES

6.1 In the event any dispute arises in connection with any issue arising out of or relating to this Agreement, the parties agree to consult and jointly consider the use of mediation, arbitration or other forms of alternative dispute resolution prior to any resort to litigation. Neither Owner nor Architect shall be required to arbitrate any dispute arising out of the interpretation of this Agreement or any performance by the Owner or Architect hereunder without the written consent of the other party to such arbitration.

6.2 The Owner and its successors and assigns agree to defend, indemnify and hold harmless the Architect and the Architect's consultants, employees and agents from and against any claims or demands, whether for bodily injury, property loss or damage, economic injury or otherwise, asserted by any person or entity whatsoever, and from and against any liability, loss, damage or expense (including attorneys' fees and reasonably incurred costs and expenses of litigation), which directly or indirectly arise from any electrical or mechanical design or analysis performed by the Architect, URS Corporation or Oberkamper & Associates or their employees or agents, prior to the effective date of this Agreement, except to the extent such claims, liabilities, losses or damages are caused in part by the negligence or other breach of duty by Architect or Architect's consultants, employees or agents.

6.3 The Architect hereby agrees to indemnify, defend (with counsel acceptable to Owner in its sole discretion) and hold the Owner and its agents, employees and assigns (the Owner and its agents, employees and assigns are hereinafter collectively called the "Indemnitees") harmless from all losses, claims, liabilities, injuries, damages and expenses, including attorneys' fees, that the Indemnitees may incur by reason of any injury or damage sustained to any person or property (including, but not limited to, any one or more of the Indemnitees) proximately caused by the negligence of the Architect in the performance, or lack of performance of its duties and obligations under or pursuant to this Agreement and not caused by acts or omissions of the Owner or its agents, employees or assigns, or any one directly or indirectly employed by them, or anyone for whose acts they are liable.

6.4 Any defective Architectural Designs or Specifications furnished by the Architect for the Project will be promptly corrected by the Architect at no cost to the Owner. The Architect will promptly reimburse the Owner for all damages, if any, resulting from the negligence of the Architect in the preparation of such Designs or Specifications. The Owner's approval, acceptance, use of or payment for all or any part of the Architect's services hereunder or of the Project itself shall in no way alter the Architect's obligations or the Owner's rights hereunder.

6.5 The Architect and Owner waive any and all consequential, special and punitive damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable without limitation to all such damages due to either party's termination in accordance with Article 7 hereof.

                                    ARTICLE 7

                     TERMINATION, SUSPENSION OR ABANDONMENT

7.1 This Agreement may be terminated by either party upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

7.2 If the Project is suspended by the Owner for more than 90 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect's compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of the Architect's services.

7.3 This Agreement may be terminated by the Owner upon not less than seven days' written notice to the Architect in the event that the Project is permanently abandoned. If the Project is abandoned by the Owner for more than 90 consecutive days, the Architect may terminate this Agreement by giving written notice.

7.4 Failure of the Owner to make payments to the Architect in accordance with this Agreement within ten (10) days after Owner has received written notice of such failure from Architect shall be considered substantial nonperformance and cause for termination, provided Architect has given notice to Owner as provided in Paragraph 7.5 below.

7.5 If the Owner fails to make payment when due the Architect for services and expenses, the Architect may, upon ten (10) business days' written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Architect within ten (10) business days after the receipt of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services.

7.6 In the event of termination not the fault of the Architect, or termination for Owner's convenience upon not less than seven (7) days' prior written notice, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Paragraph 7.7.

7.7 Termination Expenses are in addition to compensation for Basic and Additional Services, and include expenses which are directly attributable to termination. Termination Expenses shall be actual out of pocket expenses of Architect necessarily incurred in stopping the Work.

7.8 Notwithstanding anything to the contrary set forth in this Agreement, Owner shall have the right at any time for any or no reason whatsoever to suspend work on the Project and all work connected therewith or to terminate the Architect upon giving Architect seven (7) days' prior written notice. Thereupon, as the Architect's sole remedy hereunder, the Owner shall pay the Architect for the Work completed to the effective date of the termination of the Architect as set forth above, along with Reimbursable Expenses then due and Termination Expenses, if any.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

8.1 Unless otherwise provided, this Agreement shall be governed by applicable federal, State of California and tribal law, in that order.

8.2 Terms in this Agreement shall have the same meaning as those in AlA Document A201-1997, General Conditions of the Contract for Construction, as modified for this Project. To the extent that the General Conditions are not inconsistent with this Agreement, the terms of the General Conditions shall apply to the Architect as though fully set forth herein.

8.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act (whether in contract, tort or otherwise) shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion of the Architectural Work for acts or failures to act occurring prior to Substantial Completion of the Architectural Work, or the date of issuance of the final Certificate for Payment for the Architectural Work for acts or failures to act occurring after Substantial Completion of the Architectural Work.

8.4 The Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, but only to the extent covered by property insurance during construction, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201-1997, General Conditions of the Contract for Construction, as modified for this Project. The Owner and Architect each shall require similar waivers from their contractors, consultants and agents.

8.5 The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor Architect shall assign this Agreement without the written consent of the other; provided, however, that the Architect shall consent to and execute all documents reasonably requested by the Owner in connection with the assignment of this Agreement to any lender for collateral purposes.

8.6 This Agreement represents the entire and integrated agreement between the Owner and Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Architect.

8.7 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

8.8 The Architect and Architect's consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

8.9 The Architect shall have the right to include photographic or artistic representations of the design of the Project, including photographs of the exterior and interior, among the Architect's promotional and professional materials. The Architect's materials shall not include the Owner's confidential or proprietary information. The Owner shall provide professional credit for the Architect on the construction sign and in the promotional materials for the Project.

8.10 The Owner and the Architect acknowledge and agree that the Design-Build Consultants are not consultants, employees or agents of the Architect and the Architect shall not bear any responsibility or liability for any strict liability or any breach of contract or any other duty or any professional or negligent act, error or omission of the Design-Build Consultants or their consultants, employees or agents.

8.11 This Agreement does not contemplate that the Architect will make any evaluations of the adequacy of the Owner's budget or any estimates of the costs of construction as a Basic Service. If the Architect does provide any preliminary or detailed estimates of costs of construction, such estimates represent the Architect's best judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractors methods of determining bid prices, or other competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner's project budget or from any estimate of costs of construction or evaluation prepared or agreed to by the Architect.

8.12 No fixed limit on costs of construction has been established as a condition of this Agreement.

8.13 The applicable building codes that shall govern the design services to be provided by Architect are agreed to be as follows, subject to the 2001 California amendments:

                    1997 - Uniform Building Code
                    1997 - Uniform Plumbing Code
                    1997 - Uniform Mechanical Code
                    1997 - Uniform Fire Code
                    1997 - Uniform Electric Code

                                    ARTICLE 9

                            PAYMENTS TO THE ARCHITECT

9.1 DIRECT PERSONNEL EXPENSE

9.1.1 Direct Personnel Expense is defined as the direct salaries of the Architect's personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

9.2 REIMBURSABLE EXPENSES

9.2.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include actual and reasonable expenses necessarily incurred by the Architect and Architect's employees and consultants in the interest of the Project, as identified in the following Clauses.

9.2.1.1. Expense of transportation in connection with the Project; expenses in connection with out-of-town travel; long-distance communications; and fees paid for securing approval of authorities having jurisdiction over the Project.

9.2.1.2. Expense of printing Architectural Contract Documents and expense of reproductions, postage and handling of Drawings, Specifications and other documents.

9.2.1.3. If authorized in writing in advance by the Owner, expense of overtime work requiring higher than regular rates.

9.2.1.4. Expense of renderings, models and mock-ups that are in addition to the Architectural Design as prepared by the Architect and requested by the Owner for presentation and/or promotional purposes.

9.2.1.5. Expense of additional insurance coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect.

9.3 PAYMENTS ON ACCOUNT OF BASIC SERVICES

9.3.1 Payments on account of services rendered prior to the signing of this Agreement have been made to the Architect. It is understood and agreed by both the Architect and the Owner that payments made prior to the execution of this Agreement will reduce the total fee due the Architect for services rendered by the total amounts of those payments made.

9.3.2 Payments for Basic Services shall be made pursuant to Schedule 1, attached hereto.

9.3.3 If and to the extent that the time initially established in Subparagraph
10.5.1 of this Agreement is exceeded or extended through no fault of the Architect, compensation for any services rendered during the additional period of time shall be computed in the manner set forth in Paragraph 10.3.

9.4 PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

9.4.1 Payments on account of the Architect's Additional Services and for Reimbursable Expenses shall be made monthly upon presentation of the Architect's statement of services rendered or expenses incurred.

9.5 PAYMENTS WITHHELD

9.5.1 No deductions shall be made from the Architect's compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect has been found to be liable.

9.6 ARCHITECT'S ACCOUNTING RECORDS

9.6.1 Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of a multiple of Direct Personnel Expense shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

                                   ARTICLE 10

                              BASIS OF COMPENSATION

The Owner shall compensate the Architect as follows:

10.1 ALL PAYMENTS made to Architect in respect of Architectural Work performed and received prior to the execution of this Agreement shall be credited to the Owner's account against amounts due under this Agreement.

10.2 BASIC COMPENSATION

10.2.1 FOR BASIC SERVICES, as described in Article 2, and any other services included in Article 11 as part of Basic Services, Architect's Basic Compensation shall be calculated at 6.25% of the final GMP, currently estimated at $32,879,000.

10.2.2 PROGRESS PAYMENTS for Basic Services shall be made in accordance with
Schedule 1, attached hereto.

10.3 COMPENSATION FOR ADDITIONAL SERVICES

10.3.1 FOR ADDITIONAL SERVICES OF THE ARCHITECT, as described in Articles 3 and 11, other than (1) Additional Project Representation, as described in Paragraph 3.2, and (2) services included in Article 11 as part of Additional Services, but excluding services of consultants, compensation shall be computed as follows:

Time for Principals at the fixed rate of $125.00 per hour:

               Franklin T. Ferguson
               Kenneth E. Louder
               Kip K. Harris
               Jeffery L. Fisher
               Roger P. Jackson
               Mark R. Wilson
               James W. Lewis
               James B. Lohse
               Richard K. Frerichs

Time for Employees shall be at billed at an hourly rate based on the following fee schedule:

               Senior Associates        $85.00
               Project Architects       $65.00
               Interior Designers       $65.00

               Staff                    $45.00
               Clerical                 $35.00

10.3.2 FOR ADDITIONAL SERVICES OF CONSULTANTS, including Structural Consultant, Civil Consultant and those identified in Article 11 as part of Additional Services, a multiple of 1.1 times the amounts billed to the Architect for such services.

10.4 REIMBURSABLE EXPENSES

10.4.1 FOR REIMBURSABLE EXPENSES, as described in Paragraph 9.2, and any other items included in Article 11 as Reimbursable Expenses, a multiple of 1.1 times the expenses incurred by the Architect, the Architect's employees in the interest of the Project, provided that all travel expenses incurred by Architect in connection with the Project shall be reimbursed at cost.

10.5 ADDITIONAL PROVISIONS

10.5.1 IF THE BASIC SERVICES covered by this Agreement have not been completed by FEBRUARY 1, 2004, through no fault of the Architect, the extension of the Architect's Basic Services beyond that time shall be compensated as Additional Services, but not to exceed $25,000.00 per month.

10.5.2 Payments not paid within fifteen (15) days of the due date set forth in Subparagraphs 10.2.2 and 10.2.2.1 shall bear interest at the rate of 10% per annum.

10.5.3 The rates set forth for Additional Services may be annually adjusted in accordance with normal salary review practices of the Architect, subject to Owner's approval.

                                   ARTICLE 11

                          OTHER CONDITIONS OR SERVICES

11.1 Architect commenced performance of its services on the Project on or about January 15th, 2003. This Agreement shall be retroactive to such date and shall have the same force and effect as if it had been executed on such date.

11.2 The Architect's fee for Basic Services described in paragraph 10.2.1 herein does not include a fee for the Architect's services in designing, specifying or administering the installation of furnishings, furniture or equipment. Such services if requested of the Architect will be an addition in scope of the Project. This Agreement is entered into as of the day and year first written above.

DRY CREEK RANCHERIA                     FFKR ARCHITECTS/PLANNERS II
BAND OF POMO INDIANS



By  /s/ Elizabeth Elgin DeRouen         By  /s/ Kenneth E. Louder
  ---------------------------------        ---------------------------------
     Tribal Chairperson                    President, FFKR

                                   SCHEDULE 1

                      River Rock Casino Parking Structure
                           FFKR FEE PAYMENTS SCHEDULE

       $23,000,000 x 6.25% = $1,437,500

Retainer                           $67,000.00
Week 1 (2/17/03)                   $67,000.00
Week 2 (2/24/03)                   $67,000.00
Week 3 (3/3/03)                    $67,000.00
Week 4 (3/10/03)                   $67,000.00
Week 5 (3/17/03)                   $67,000.00
Week 6 (3/24/03)                   $67,000.00
Week 7 (3/31/03)                   $67,000.00
Week 8 (4/7/03)                    $67,000.00
Week 9 (4/14/03)                   $67,000.00
Week 10 (4/21/03)                  $67,000.00
Week 11 (4/28/03)                  $67,000.00
Week 12 (5/5/03)                   $67,000.00
Week 13 (5/12/03)                  $67,000.00
Week 14 (5/19/03)                  $67,000.00
Week 15 (5/26/03)                  $67,000.00
Month 5 (6/23/03)                  $67,000.00**
Month 6 (7/21/03)                  $22,000.00
Month 7 (8/25/03)                  $22,000.00
Month 8 (9/22/03)                  $22,000.00
Month 9 (10/20/03)                 $22,000.00
Month 10 (11/24/03)                $22,000.00
Month 11 (12/22/03)                $22,000.00
Month 12 (1/19/04)                 $22,000.00
Month 13 (2/23/04                  $22,000.00
Month 14 (3/22/04)                 $22,000.00
Month 15 (4/19/04)                 $22,000.00
Month 16 (5/17/04)                 $22,000.00
Month 17 (6/21/04)                 $22,000.00
Month 18 (7/19/04)                 $22,000.00
Month 19 (8/23/04)                 $12,500.00
---------------------------------------------
     Total                      $1,437,500.00
---------------------------------------------


Construction Documents complete 9-23-03


          $32,879,000 x 6.25% = $2,054,938

Retainer                                  $67,000.00
Week 1 (2/17/03)                          $67,000.00
Week 2 (2/24/03)                          $67,000.00
Week 3 (3/3/03)                           $67,000.00
Week 4 (3/10/03)                          $67,000.00
Week 5 (3/17/03)                          $67,000.00
Week 6 (3/24/03)                          $67,000.00
Week 7 (3/31/03)                          $67,000.00
Week 8 (4/7/03)                           $67,000.00
Week 9 (4/14/03)                          $67,000.00
Week 10 (4/21/03)                         $67,000.00
Week 11 (4/28/03)                         $67,000.00
Week 12 (5/5/03)                          $67,000.00
Week 13 (5/12/03)                         $67,000.00
Week 14 (5/19/03)                         $67,000.00
Week 15 (5/26/03)                         $67,000.00
Month 5 (6/23/03)                         $67,000.00
Week 19 (6/30/03)                         $67,000.00
Week 20 (7/7/03)
Week 21 (7/14/03)
Week 22 (7/21/03)
Week 23 (7/28/03)                         $67,000.00
Week 24 (8/4/03)
Week 25 (8/11/03)
Week 26 (8/18/03)
Week 27 (8/25/03)                         $67,000.00
Week 28 (9/1/03)                          $67,000.00
Week 29 (9/8/03)                          $67,000.00
Week 30 (9/15/03)                         $67,000.00
Week 31 (9/22/03)                         $67,000.00
Week 32 (9/29/03)                                 **
-----------------------------------------------------
Month 9 (10/20/03)                        $40,630.73
Month 10 (11/24/03)                       $40,630.73
Month 11 (12/22/03)                       $40,630.73
Month 12 (1/19/04)                        $40,630.73
Month 13 (2/23/04                         $40,630.73
Month 14 (3/22/04)                        $40,630.73
Month 15 (4/19/04)                        $40,630.73
Month 16 (5/17/04)                        $40,630.73
Month 17 (6/21/04)                        $40,630.73
Month 18 (7/19/04)                        $40,630.73
Month 19 (8/23/04)                        $40,630.73
-----------------------------------------------------
           Total                          $2,054,938.00
-----------------------------------------------------


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